Exhibit 4.16

MANUFACTURING SERVICES AGREEMENT

[***] Certain identified information in this Manufacturing Services Agreement has been excluded because it is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

This Manufacturing Services Agreement (“Agreement”) is entered into on February 26, 2019 (the “Effective Date”) by and between Kornit Digital Technologies Ltd. having its place of business at 12 Ha’Amal St., Afek Park, Rosh-Ha’Ayin 4809246, Israel (“Kornit”), and Sanmina-SCI Israel Medical Systems Ltd., a company incorporated under the laws of the state of Israel whose address is 5 Haroshet St. Ma’alot Tarshiha Israel (“Sanmina”). Kornit and Sanmina are referred to collectively as the “Parties”, individually as a “Party”.

WHEREAS, Sanmina is in the business of providing manufacturing services that include the custom manufacture of digital printers;

WHEREAS, Kornit is in the business of developing and/or manufacturing the Products (as defined below); and

WHEREAS, Kornit desires to engage Sanmina to perform certain manufacturing services as further set forth in this Agreement and in applicable agreed upon specifications to be attached or incorporated by reference.

NOW THEREFORE, Kornit and Sanmina hereby agree as follows:

1.	Definitions

1.1	“Approved Vendor List” will mean the list of vendors approved by Kornit to supply the Components or services listed on the Bill of Materials.

1.2	“Bill of Materials” (BOM) will mean a list of Components required for the manufacture, assembly, testing and packaging of each Product based on the most current Specifications. The Parties will mutually agree on each BOM.

1.3	“Components” will mean the parts, materials, assemblies and supplies that are used for the manufacture, assembly, testing and packaging of each Product, as stipulated in the respective Bill of Materials; each of Kornit and Sanmina may supply Components as defined herein, if so indicated in the Bill of Materials.

1.4	“Consigned Tooling and Equipment” shall have the meaning set forth in Section B.2 below.

1.5	“Confidential Information” shall have the meaning set forth in Section 27.1 below.

1.6	“Cost” will mean the agreed cost of Components represented on the BOM current at the time such Components are acquired.

1.7	“Damages” shall have the meaning set forth in Section 20.1 below.

1.8	“Days” will mean calendar days, which unless otherwise specified, include Saturdays and Sundays. “Business Days” do not include Friday, Saturdays or Israeli recognized holidays.

1.9	“Delivery Date” will mean such date which shall be no longer than the Lead Time of the Products or as mutually agreed upon in writing between the Parties.

1.10	“Economic Order Inventory” will mean Components purchased in quantities above the required amount for Purchase Orders, as applicable, in order to achieve price targets for such Components.

1.11	“Engineering Change Order” (ECO) will mean the document that details a change in the Specifications and/or the Product.

1.12	“Environmental Regulations” will mean any applicable hazardous substance content laws and regulations.

1.13	“Excess Inventory” will mean either of any Product, partially completed Product, Inventory or Special Inventory, or some or both, owned by Sanmina that have no demand for Products under the then-current Purchase Order(s) or forecast

1.14	“Intellectual Property Rights” will mean any and all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation: (i) trade dress, trademark, and service mark rights; (ii) patents, patent applications and patent rights; (iii) rights associated with works or authorship including copyrights, copyright applications, copyright registrations, mask works rights, mask work applications, mask work registrations; (iv) rights relating to trade secrets and confidential information; (v) any rights analogous to those set forth in this section and any other proprietary rights relating to intellectual property; and (vi) divisional, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired, and whether registered or unregistered.

1.15	“Inventory” will mean any Components that are procured by or on-order with Sanmina in accordance with the terms of this Agreement for use in the manufacture of Products, pursuant to a Purchase Order.

1.16	“Lead Time” shall have the meaning set forth in Section 10.l below.

1.17	“Minimum Order Quantity” will mean Components purchased in excess of requirements for Purchase Orders, as applicable, because of minimum lot sizes required by the vendor.

1.18	“Obsolete Inventory” will mean either of any Product, partially completed Product, Inventory or Special Inventory, or some or all that is any of the following: (a) removed from the BOM for a Product by an engineering change; or (b) no longer on an active BOM for any of Kornit’s Products.

1.19	“Overseas Services” shall have the meaning set forth in Section 3.3 below.

1.20	“Overseas Site” shall mean Sanmina affiliate’s site any site of a Sanmina affiliate worldwide, as mutually agreed between the Parties.

1.21	“Product(s)” will mean digital printing systems known as “Avalanche 1000R” and “Storm Hexa” or any other product as shall be mutually agreed by the Parties in writing.

1.22	“Product Specification” or “Specifications” will mean the written specifications provided by Kornit to Sanmina and accepted by Sanmina for the manufacture, assemble and testing of a Product including, without limitation, the current revision number, Approved Vendor List (AVL), Bill of Materials (BOM), manufacturing procedures, schematics, testing procedures, drawings and documentation, attached hereto as Exhibit D.

1.23	“Purchase Order” will mean purchase orders for the Products issued by Kornit and accepted by Sanmina in accordance with the terms of this Agreement. The terms of this Agreement will control over printed terms on any Purchase Order, quotation, acknowledgement, confirmation or invoice.

1.24	“Special Inventory” will mean any mutually-agreed Minimum Order Quantity, Economic Order Inventory, safety stock and other Inventory acquired by Sanmina in excess of requirements for Purchase Orders to support flexibility or demand requirements.

2.	Personnel

2.1	Each Party will appoint a program manager as the program liaison with the other Party in connection with the initial coordination and implementation of the manufacture of the Products, which will also deal with ongoing support issues thereafter. The Parties agree to conduct periodic technical reviews and business reviews. The technical reviews will include, but will not be limited to, product performance, testing, project schedule and product costs. The business reviews will include, but will not be limited to, quality, delivery, flexibility, service and price. The program managers will coordinate these reviews.

2.2	Sanmina will provide a list of program team members representing the functions listed below. The list will include name, title, phone number and email address.

2.3	Each of Sanmina’s personnel that will be engaged in the performance of services hereunder will have the proper skills, training and professional background to perform such services. In addition, such personnel shall be bound by obligations of confidentiality consistent with Sanmina’s obligations under this Agreement.

3.	Manufacture of Products

3.1	During the term of this Agreement, Sanmina will manufacture, assemble and test the Products in accordance with the Specifications and pursuant to the respective Purchase Orders that have been accepted by Sanmina. Sanmina will maintain manufacturing and test records in accordance with Sanmina’s records retention policy. Unless specifically agreed otherwise in writing between the Parties, in case of any conflict between the Specifications and this Agreement, the Specifications shall prevail.

3.2	Kornit and Sanmina agree to work on a “full turnkey basis”. This means that Sanmina will purchase all Components pursuant to Purchase Orders and provide standard production equipment that is not Product-specific (e.g., production desks, lifting stages, storage equipment etc.), as necessary to fulfill such Purchase Orders. However, Kornit may supply certain tooling and equipment that are unique to Kornit Products and such tooling and equipment will be detailed in Exhibit B. as may be amended by the parties from time to time (the “Consigned Tooling and Equipment”). Sanmina shall not be required to pay for such Consigned Tooling and Equipment.

3.3	Sanmina will buy with firm Purchase Orders the Outside Plant Products (“OSP”) parts.

3.4	Kornit may request Sanmina to maintain a safety stock of Components and/or Products in order to increase flexibility in the manufacturing and ordering process. Kornit and Sanmina will agree upon a list of items for such safety stock and terms of handling or charges, that will be reviewed on a quarterly basis.

3.5	Korn it may request at any time that certain type and quantity of Products (whether covered under an open Purchase Order or under a new purchase order issued by Kornit for that purpose) will be assembled and packed outside Israel, at an Overseas Site (the “Overseas Services”) and Sanmina shall accept such request subject to the provisions of Section 9.2 below. In order to provide the Overseas Services Sanmina will ship all required Components and will send sufficient number of personnel from Sanmina site in Ma’alot to the Overseas Site. Kornit shall be liable, subject to its prior written consent, for all costs associated with the performance of the Overseas Services, including without limitation, [***], all in accordance with Sanmina’s then current quotation for the Overseas Services.

4.	Procurement of Components; Inventory Management

4.1	Authorization to Procure Components. Each Purchase Order or Forecast, solely with respect to Long Lead-time Components (as detailed in Section 9) shall constitute an authorization for Sanmina to procure all Components required for the manufacture of the Products covered by such Purchase Orders, based on the applicable lead times of such Components and in accordance with Sanmina’s standard material ordering policies, attached hereto as Exhibit G (“Policies”). Kornit hereby agrees to be financially responsible for all Components ordered in accordance with the Policies pursuant to any Purchased Order and any binding portion of the Forecasts provided by Kornit. In addition, subject to Kornit’s prior written approval, Sanmina will be entitled to procure Special Inventory required to support Kornit’s Purchase Orders. Notwithstanding the provisions of the Policies the following shall apply: (i) Sanmina shall make purchase commitments only based on Purchase Orders and not based on Forecasts, excluding as set forth in Section 9; (ii) the payment terms set forth in Section E(viii)b of the Policies shall not apply but rather the payment terms set forth in Section 7; and (iii) Section F of the Policies shall be amended such that the end of the sentence will be deleted (“provided, however, that Sanmina shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than [***]. To the extent Sanmina actually receives from a vendor of Components or services the benefit arising from said vendor’s warranty obligations related to its Components or services and to the extent such benefit is transferrable, Sanmina shall transfer such benefit to Kornit (without any actual liability for such vendor’s warranty obligations). In the event of a conflict between the provisions of Exhibit G and the provisions of this Agreement, the provisions of this Agreement will prevail.

4.2	Kornit Approved Vendors; AVL. Sanmina will procure Components only from Kornit Approved Vendor List and in case Sanmina is listed on the AVL as the approved vendor for a certain Component, then such Component will be supplied by Sanmina. Kornit will provide Sanmina with ail AVL for each BOM item of a Product to be manufactured. Once Kornit advises Sanmina of its selected vendors, Sanmina may not change to other vendors without Kornit’s advance written approval. In no event shall Sanmina change to a vendor that does not appear on the relevant AVL without Kornit’s express prior written consent (in Kornit’s sole discretion). Any changes to the AVL by Kornit should be coordinated sufficient time in advance with Sanmina so as to minimize any adverse impact on Sanmina ability to provide the services hereunder in an efficient and competitive manner. Unless otherwise agreed, such change may be effective only with respect to Purchase Orders issued and accepted after such change is introduced and shall not apply to Components ordered prior thereto in accordance with the terms hereof,

4.3	Inventory Management. Without derogating from the other provisions of this Agreement, Sanmina shall manage its Inventory on a first-in-first-out (FIFO) basis. Any Minimum Order Quantity will be pre-approved once in a quarter based on a specific list in writing by Kornit so that the parties can reduce dead stock.

4.4	Reports. Sanmina shall provide to Kornit, within seven (7) Business Days of Kornit’s request, copies of electronic or written reports on current Inventory, in a standard form available at Sanmina’s systems. In addition, after a Product is packed, Sanmina shall insert data to Kornit ERP system (the “Priority” system), including serial numbers for parts that Kornit will define, pictures according to the assembly procedure’s requirements and book machine.

5.	Quality

5.1	Kornit’s standard Quality Agreement is attached hereto as Exhibit Cl (the “Quality Agreement”). The Quality Agreement may only be amended by mutual consent of the Parties.

5.2	Sanmina agrees that the manufacture, test and quality control of the Products under the terms of this Agreement will be in accordance with the standards specified by the Quality Agreement.

6.	Safety

6.1	Kornit’s standard Safety Agreement is attached hereto as Exhibit C2 (the “Safety Agreement”). The Safety Agreement may only be amended by mutual consent of the Parties.

6.2	Sanmina agrees that the manufacture, test and quality control of the Products under the terms of this Agreement will be in accordance with the standards specified by the Safety Agreement.

7.	Price; Cost Reduction and Payment Terms

7.1	The initial Product Prices will be agreed upon between the Parties (the “Product Price List”). Prices are in U.S. Dollars, and payment of broker’s fees, duties, tariffs or other similar charges, (2) taxes (other than those based on the net income of Sanmina); and (3) setup, tooling or non-recurring expenses.

7.2	Prices of systems will be EXW- Sanmina Ma’alot.

7.3	Pricing is based on the following principles:

Material Overhead – [***] (Include Inbound Cost)

Labor assembly - [***] assembly per hour, Labor Test - [***] per hour Sales

General and Administration Expenses – [***]

Profit – [***]

Total Markup – [***]

Cost Model for spare parts will be the same as above till beginning of 2019.

Beginning of 2019 the parties will agree on specific Cost model for the spare parts based on cumulative experience.

7.4	Sanmina agrees to use reasonable commercial efforts to reduce the cost of manufacturing Products by methods such as, but not limited to: on-going negotiations with suppliers during normal course of business, market price reduce, elimination of Components, obtaining alternate sources of Components and improved assembly or test methods. Sanmina will present to Kornit any proposal for cost reduction projects and will implement such projects only with the receipt of written approval of Kornit. To allow Sanmina to share in the benefit of cost reduction opportunities introduced by Sanmina, during the first year following the introduction of such cost reduction, [***] percent ([***]%) of the amount of Sanmina initiated cost reduction will be applied to reduce the price of the Products. Thereafter, [***] of such cost reduction will be applied to reduce the price of the Products purchased by Kornit (i.e. Kornit will pay the actually reduced cost only from the second year following the cost reduction).

7.5	Kornit shall pay all amounts due in U.S. Dollars within the end of the month plus 60 days from of the date of the invoice, which shall not be issued prior to shipment of the Product. Likewise, Sanmina shall pay all amounts due by it for OSP (or otherwise) in U.S Dollars within the end of the month plus 60 days from of the date of the invoice.

7.6	To the extent Sanmina agrees to pay any import duties, including without limitation any customs, excise, purchase tax etc., and VAT applicable on the import of Components, Kornit will promptly reimburse Sanmina for such costs upon receipt of Sanmina’s invoice and supporting documentation for such payments. Sanmina will provide to Kornit the respective documentation evidencing every 6 months and will charge for such costs and will make commercially reasonable efforts to assist Kornit in eliminating, reducing and recovering such costs under relevant laws and regulations. If legally obligated, Sanmina will charge such costs as separately stated amounts on invoices in connection with the sale of Products to Kornit. For the avoidance of doubt, Sanmina is not responsible or liable in any manner for the classification or reclassification of Components or Products for import or export purposes and any risk associated therewith shall reside exclusively with Kornit.

7.7	Customs - Sanmina undertakes to cooperate with Kornit in connection with any inspection made by the import tax custom authorities. Sanmina shall provide Kornit with all materials requested by Kornit in connection with import of Components and parts. In addition, Sanmina shall provide Kornit with separate invoices for the custom costs which it paid for the Components imported specifically for Kornit. The invoices shall include import declaration, quantity, HS code and import declaration date.

Kornit will be able to receive refunds for the duties and taxes for such imported Components and parts.

7.8	If Kornit fails to pay amounts due, Sanmina shall provide Kornit with a written notice to that effect, and allow it to cure such breach within a period of [***] ([***]) Business Days from the date of the notice (the “Cure Period”). If Kornit does not cure this breach within the Cure Period, Kornit shall pay [***] percent ([***]%) monthly interest on all late payments as of the first day of delay and until all outstanding amount is fully paid.

8.	Consigned Tooling and Equipment

Upon notice to Sanmina, Kornit shall supply the Consigned Tooling and Equipment to Sanmina. Consigned Tooling and Equipment will be delivered to Sanmina in sufficient time and in sufficient quantities, including normal attrition levels, to allow Sanmina to meet the respective Delivery Dates for the Products under all outstanding Purchase Orders. All Consigned Tooling and Equipment will be in good condition and working order. Kornit assumes complete liability for the quality of all Consigned Tooling and Equipment and Sanmina will not be responsible for any defects therein. Sanmina may, upon receipt of the Consigned Tooling and Equipment, perform inspections of the Consigned Tooling and Equipment, in accordance with its standard procedures and may notify Kornit in writing, not later than [***] ([***]) Business Days from the date of receipt of the Consigned Tooling and Equipment, of any defects found or of any discrepancy in quantities. Kornit shall be responsible for maintenance and repairs of the Consigned Tooling and Equipment. Sanmina shall be responsible for any physical damage caused to Consigned Tooling and Equipment by Sanmina’s malicious and/or grossly negligent behavior.

9.	Forecasts

Kornit will provide Sanmina a rolling forecast covering the period of current +6 (six) calendar months (the “Forecast”). The Forecast will specify the number of units of the Products Kornit anticipates purchasing during such six (6) month period. The Forecast will be binding only with respect to purchase of Long Lead-time Components. The Forecast will not be binding for any other purpose and will not be regarded by either Party as a commitment to order, purchase, deliver or meet any volume commitment specified therein. Sanmina shall make commercially reasonable efforts to purchase the Long Lead-time Components as latest as possible, according to their respective lead time Kornit may adjust the Forecast at its reasonable discretion at any time and according to the flexibility model.

A.	Initial Forecast. Customer shall provide Sanmina with an initial thirty (30) day firm Purchase Order (“Order”) and Forecast for Product requirements (in monthly buckets) for an additional six (6) months. The Order - and all subsequent Orders - shall be binding and may be rescheduled only in accordance with Section D, below. Sanmina shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its Component suppliers (“Vendors”) based upon the Order and Forecast (only with respect to the Long Lead-time Components), and Customer shall be responsible for all such Components purchased in support of Customer’s then-current Forecast. For all other purposes, however, the Forecast shall be non-binding.

B.	Subsequent Forecasts. On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Order, a new Forecast month shall be added, and a new firm Order issued, so that a rolling Order of thirty (30) days is always maintained.

C.	Material Requirement Planning Process.

1.	Sanmina shall take the Order and Forecast and generate a Master Production Schedule (“MPS”) for a six-month period in accordance with the process described in this Section. The MPS shall define the master plan on which Sanmina shall base its procurement, internal capacity projections and commitments. Sanmina shall use Customer’s Order to generate the first two (2) months of the MPS and shall use Customer’s Forecast to generate the subsequent six (6) months of the MPS.

2.	Sanmina shall process the MPS through industry-standard software that will break down Customer’s Product requirements into Component requirements. When no Product testing (in-circuit or functional testing) is required by Customer, Sanmina will use commercially reasonable efforts to schedule delivery of all Components to Sanmina eleven working days before the Products are scheduled to ship to Customer; in the event Product testing is required, Sanmina will use commercially reasonable efforts to schedule delivery of all Components to Sanmina [***] working days before the Products are scheduled to ship to Customer.

3.	Sanmina will release purchase orders to Vendors prior to the anticipated date that the Components are needed by Sanmina. The date on which these orders are released will depend on the lead time determined between the Vendor and Sanmina and Sanmina’s manufacturing or materials planning systems, provided that any order will be made as late as possible.

4.	A list of all Components with lead times greater than ninety days (“Long Lead-time Components”) shall be provided. Sanmina shall update the list of Long Lead-time Components every quarter and present an updated list of Long Lead-time Components to Kornit at the time Sanmina presents Kornit with the E&O List described in Section E, below. Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B. In the event Sanmina fails to present an updated list of Long Lead-time Components, the parties shall continue to rely on the preceding list (as updated in writing by the parties). It is agreed that it is Sanmina’s responsibility to update Kornit with any extended lead time or changes in the standard lead time of BOM components.

5.	Kornit acknowledges that Sanmina will order Components in quantities sufficient to support up to six months of Kornit’s Forecast. For the avoidance of doubt, Kornit will be required to issue a Purchase Order only with respect to the Long Lead-time Components which were ordered by Sanmina. In determining the quantity of Components to order, Sanmina divides the Components into three classes, “Class A,” “Class B” and “Class C.” Class A Components are comprised of the approximately [***] percent ([***]%) of Components constituting approximately [***] percent ([***]%) of the Product’s total Component cost. Class C Components are comprised of the approximately [***] percent ([***]%) of Components constituting approximately [***] percent ([***]%) of the Product Cost. Class B Components are comprised of the remaining [***] percent ([***]%) of Components constituting approximately [***] percent ([***]%) of the Products cost. Sanmina will place orders with .its Vendors for approximately [***] worth of Class A Components, [***] worth of Class B Components and [***] worth of Class C Components. A summary of Sanmina’s purchase commitments is set forth in the table below.

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	[***]%	[***]%	[***]
B	[***]%	[***]%	[***]
C	[***]%	[***]%	[***]

10.	Purchase Orders

10.1	During the term of this Agreement, Kornit may provide Sanmina with written Purchase Orders for the Products. As a matter of convenience and subject to the provisions of Section 9.3 below, Kornit may use its standard purchase order form for any orders provided for hereunder. Each Purchase Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Purchase Order shall contain a number for billing purposes, and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances.

10.2	Sanmina shall accept purchase orders from Kornit that comply with the provisions of this Agreement, including without limitation, that the fees reflected in each such purchase order are consistent with the Parties’ then-current agreement with respect to the fees and that the delivery date requested thereunder is consistent with the Delivery Date. Sanmina shall notify Kornit of the acceptance or rejection of any purchase order (only to the extent that it does not comply with the foregoing conditions) within [***] Business Days of receipt of such purchase order. To the extent that Sanmina does not provide Kornit any notice of rejection within the above- mentioned time frame, the purchase order shall be deemed rejected

10.3	The terms and conditions of this Agreement will control over any terms contained in any quotation, purchase order issued by Kornit, written acceptance or acknowledgment by Sanmina, invoice or any other form instalment exchanged by the Parties that is not clearly an amendment to this Agreement signed by both Parties and no additional, contradictory, modified or deleted terms established by such instruments are intended to have any effect on the terms of this Agreement, even if such instrument is accepted by the other Party.

11.	Lead Time

11.1	For new Products (which arc ordered by Kornit for the first time), the lead time for the first Purchase Order will be as set forth in Sanmina’s quotation and agreed to by Kornit. Following the initial Purchase Order, the lead time will be [***] ([***]) days, as long as the Purchase Order aggregate quantity and the delivery date is in accordance with the Forecast that Kornit provided (according to Section 9 above). Any change to this lead time is subject to Kornit’s prior written approval.

11.2	If circumstances arise that prevent Sanmina from timely delivery of the Products on the Delivery Date, Sanmina will notify Kornit, immediately after it becomes aware of such circumstances, of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay.

11.3	Sanmina acknowledges that time is of the essence. In the event that Sanmina will be late with a delivery for more than [***] times during [***] ([***]) weeks in more than compare to the delivery dates committed by Sanmina in its order confirmation, such breach shall amount to a material breach of this Agreement.

11.4	The delay shall not include events which are (a) directly attributable to Kornit, (b) a force majeure event, or (c) due to Kornit’s cancellation or reschedule of Purchase Order pursuant to Section 12, (d) a rescheduled delivery date that was pre-approved in writing by Kornit for at least [***] working days prior to committed delivery date.

12.	Reschedule and Cancellation of Purchase Orders

12.1	Shipment Schedule Changes

For any Purchase Order Kornit may reschedule the quantity of Products and their shipment date as provided in the table below, without Sanmina’s prior written approval and at no cost:

Days Before Purchase Order Delivery Date	Percentage Reschedule Allowance
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

12.2	Cancellation

(a) Kornit may cancel all or any portion of Product quantity of a Purchase Order, without Sanmina’s prior written approval by providing a written notice to Sanmina at least [***] prior to the Delivery Date, at no cost, except as set forth in sub-section (b) below. Any other cancellation of a Purchase Order shall be subject to Sanmina’ prior written approval.

(b) Upon cancellation of a Purchase Order (or any portion thereof) Kornit shall purchase from Sanmina any affected Products, Inventory and Special Inventory and pay Sanmina as follows: (i) the price listed in the then current Product Price List for all affected Products (or a pro-rata proportion thereof for any applicable partially completed Product); (ii) [***]% of the Cost + [***]% material overhead of all affected Inventory and Special Inventory in Sanmina’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, (iii) [***]% of the Cost + [***]% material overhead of all affected Inventory and Special Inventory on order and not cancelable, and (iv) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor as long as those were ordered within their standard lead time.

12.3	Quantity Increase

(a) For any Purchase Order Kornit may request an increase in the quantity of Products ordered (the “Increase Request”). All Product quantity increases require Sanmina’s approval and are subject to Components availability from suppliers.

(b) Notwithstanding the foregoing, the following shall be considered as authorized Increase Requests (subject to Component availability): (i) an increase of up to one hundred percent (100%) of the Purchase Order quantities if the Increase Request has been issued by Kornit at least three (3) months prior to the Delivery Date, and (ii) an increase of up to two hundred percent (200%) of the Purchase Order quantities if the Increase Request has been issued by Kornit at least six (6) months prior to the Delivery Date.

13.	Delivery

13.1	All deliveries of Products hereunder will be made EXW (Ex works, Incoterms 2010) Sanmina’s applicable manufacturing site (Ma’alot) for Products manufactured in Israel and the respective Overseas Site for Products manufactured outside Israel). AH deliveries of spare parts purchased from time to time by Kornit, will be made EX- Works Risk of loss and title shall pass to Kornit upon delivery by Sanmina of the Products to the stated delivery point in accordance with said Incoterm.

13.2	Upon Kornit request, Sanmina will use reasonable commercial efforts to assist Kornit in arranging any desired shipping and insurance coverage (in amounts that Kornit will determine). All costs of shipping, insurance, freight, customs, duties, taxes, insurance premiums and other expenses relating to such transportation and delivery, will be at Kornit’s expense.

13.3	The Products shall not be packed and delivered before Sanmina conducted the delivery procedure set forth in the Specifications and received Kornit’s approval. The Products shall be packed in accordance with the instructions set forth in the Specifications.

14.	Products Acceptance

Each Product must pass the factory acceptance test described as described in the Specifications (“Factory Acceptance Test” or “FAT”) before such Product may be shipped from Sanmina’s site. Sanmina shall be responsible for conducting the FAT and shall provide Kornit with written certification that each Product passed the applicable FAT and complies in all material respects with the applicable Specifications. Kornit may participate, at its expense, as it deems necessary, in any FAT, in which case FAT shall only be deemed to have passed if approved in writing by Kornit. Sanmina shall provide Kornit with reasonable facilities and assistance at no additional charge to participate in the FAT. The Products delivered by Sanmina may be inspected and tested by Kornit, using the same FAT test approved for use by Sanmina, within five (5) Business Days of receipt at the “ship to” location on the applicable Purchase Order. Notwithstanding any prior inspection conducted at Sanmina’ premises or by Sanmina (including the FAT), or payment made by Kornit, Kornit may reject any portion of any shipment of Products during said period if, according to the FAT as conducted by Kornit, the Products do not comply with the Specifications. Products not rejected during said period will be deemed accepted. If Kornit does not reject the tendered Products with such time period then the Products shall be “deemed” accepted. Any Products so returned to Sanmina will be repaired or replaced, at Sanmina1 option and expense in accordance with the provisions of Section 18 below.

15.	Epidemic Failure

15.1	Sanmina warrants the Products to be delivered to Kornit pursuant to this Agreement against Epidemic Failure for a period of 1 year after its shipment. “Epidemic Failure” means the occurrence of the same failure, defect, or non-conformity in Sanmina workmanship the Products supplied by Sanmina with an order in [***] or more of the supply within any three-month period. If an Epidemic Failure occurs, all costs, including but not limited to, repair or replacement of the affected Products (at Sanmina’s option), parts, upgrades, labor, transportation and inventory replacement arising from an Epidemic Failure shall be borne by Sanmina, regardless of whether Kornit initiates a field stocking recall or customer-based recall or retrofit, including supply in distributor inventory and Kornit’s installed base. Sanmina, at its expense, will ensure that such supply, parts or upgrades have the highest shipping priority.

15.2	The foregoing warranties shall survive delivery and payment, and shall run in favor of Kornit, its customers, successors and assigns. No payment, inspection, verification, acceptance, test, delay, use, resale or failure to inspect, verify, test or discover any defect or other nonconformance shall relieve Sanmina of any of its obligations or impair any rights or remedies of Kornit.

16.	Inspection Rights: Reports

16.1	Upon request by Kornit, from time to time, and during normal business hours, subject to compliance with Sanmina’s confidentiality and security requirements, Sanmina will allow Kornit representatives to inspect the manufacturing and quality control, testing operations, compliance procedures and premises relating to the manufacture, assembly and testing of the Products.

16.2	Upon Kornit request Sanmina shall provide Kornit with standard reports and analysis of the yields of each of the quality tests performed to the Products and shall report any defect which was discovered during such tests in the Product or in the production process within a reasonable period from the time Sanmina becomes aware of such defect.

16.3	From time to time, Kornit may request reports as to the progress of the Product production in accordance with the then outstanding Purchase Order.

17.	Engineering Change Order (ECOl

17.1	An Engineering Change Order (“ECO”) is required when the form, fit or function of the design of the Product and/or Specifications are affected. Kornit may request that Sanmina incorporate engineering changes into the Product or Specifications by providing a written description of the proposed engineering change sufficient to permit Sanmina to evaluate the feasibility and cost of the proposed change.

17.2	Sanmina will provide a written response in the form of an “Engineering Change Analysis” to Kornit if such changes affect the per/unit price and/or delivery of a Product, within ten (10) Business Days. The Engineering Change Analysis cost impact shell be written directly in Kornit ERP system (Priority) in addition to a formal ECO breakdown indicate the implication and the cost changes per line item (Scrap, Rework etc.).

17.3	Kornit will respond with a written acceptance or rejection of the Sanmina “Engineering Change Analysis” within three (3) Business Days. Sanmina will not implement the change to the design or Specifications of any Product or materials, equipment, manufacturing and quality assurance procedures, methods and techniques used to produce a Product, without Kornit’s prior written approval.

17.4	Sanmina will implement any ECO at the date mutually agreed between the Parties, provided that the Parties have agreed upon the changes to the Specifications and delivery schedule.

17.5	The cost of Inventory that becomes unusable because of an ECO and any other agreed implementation costs will be the responsibility of Kornit. Such responsibility shall be supported by documentation provided by Sanmina. The settlement between the Parties regarding such costs shall be made on a quarterly basis.

17.6	Kornit will issue a PO for the related costs plus material overhead ([***]%) of the ECO such as dead stock, SCRAP, within 25 Business Days of Kornit approval.

18.	Kornit Property

Any Consigned Tooling and Equipment supplied by Kornit or procured by Sanmina at Kornit expense (the “Kornit Property”) will remain the property of Kornit and will (i) be clearly marked or tagged as the Property of Kornit, (ii) be subject to inspection by Kornit at any time upon reasonable prior coordination, (iii) be used only for the performance of Sanmina’s services hereunder, (iv) will not be subject to any liens and encumbrances by Sanmina, and (vi) not be modified in any manner by Sanmina without the prior written approval of Kornit. The Kornit Property shall be maintained by Kornit in accordance with Kornit’s maintenance procedures including but not limited to periodic calibration. Kornit will retain all rights, title and interest in the Kornit Property and Sanmina agrees to treat the Kornit Property with the same degree of care as Sanmina uses with respect to its own valuable tooling and equipment, but no less care than reasonable care. Notwithstanding anything to the contrary under this Agreement or under applicable law, Sanmina shall not be responsible for any maintenance, repairs or replacements of the Kornit Property. Kornit will bear all risk of loss or damage to Kornit Property while it is in Sanmina’ premises and Sanmina shall not be responsible for any damage caused to or by the Kornit Property, other than to physical damage caused to Kornit Property by Sanmina malicious and/or negligent behavior. Upon Kornit’s request, Sanmina will deliver all Kornit Property to Kornit, at Kornit expense; Kornit will determine the manner and procedure for returning the Kornit Property, and will pay the corresponding freight costs. Sanmina’s production and warranty obligations which require the utilization of the returned Kornit Property will cease upon Sanmina’s fulfillment of Kornit’s request to return the Kornit Property.

19.	Warranties

19.1	Sanmina represents and warrants to Kornit that all work and service provided by Sanmina pursuant to this Agreement will be provided in a timely, professional and workmanlike manner.

19.2	Sanmina also represents and warrants to Kornit that all Products (i) will be manufactured in accordance with the then current Specifications and, in all material respects, with laws and regulations applicable to Sanmina’s manufacture of the Products; and (ii) will be free from defects in workmanship and conform with the Specifications for a period of [***] from the date of shipment (the “Warranty” and the “Warranty Period”, respectively).

19.3	Any Products that do not meet the Warranty will be repaired or replaced at Sanmina’ sole option and expense or, in the event that such Product cannot be repaired or replaced using commercially reasonable efforts during the time mentioned below, Sanmina will credit Kornit the purchase price paid by Kornit for such Product. Sanmina will repair or replace any defected Product covered by the Warranty as soon as reasonably commercially possible but not later than ten (10) Business Days of receipt by Sanmina of the returned Product; provided that the Products are returned within the Warranty Period. The foregoing set forth Sanmina’s sole obligation and Kornit’s sole remedy under the Warranty. Any repaired or replaced Product shall benefit from Sanmina’ limited Warranty, for the reminder of the term of the original Warranty Period, provided however that the warranty period shall not be less than three (3) months from the date of replacement or repair.

19.4	Notwithstanding anything else in this Agreement, this express limited Warranty will not apply to, and Sanmina makes no representations or warranties whatsoever with respect to any of: (i) Products that have been abused, damaged, altered or misused or mishandled (including improper storage or installation or improper handling in accordance with static sensitive electronic device handling requirements) by any person or entity after title passes to Kornit; (ii) improperly installation or maintenance, or (iii) repairs or alteration by anyone other than Sanmina.

19.5	Kornit shall return Products covered by this Warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Sanmina to be displayed on the shipping container.

19.6	Sanmina further represents and warrants that upon delivery Kornit shall receive free, good and clear title to all Products.

19.7	Sanmina will not, without the express prior written approval of Kornit, make any change to the Specifications, manufacture a Product that is not in strict compliance with its Specifications, or include in any Product any materials that have not been expressly authorized by Kornit.

19.8	AH delivered Products will be adequately and correctly contained, packaged, marked and labeled in accordance with Kornit’s instructions as set forth in the Specifications.

19.9	In order to enable use of the Products in total safety, Sanmina shall: (i) comply with all applicable law, including, but not limited to, Environmental Regulations, obtaining the applicable business permit, fire department permit and license from the Ministry of Environmental Protection, (ii) ensure that the Sanmina manufacturing processes used in the manufacture of the Products are compliant with the European Directive 2002/95/EC of 27 January 2003, also known as the RoHS Directive; (iii) with respect to compliance with the REACH Regulation (EC 1907/2006), Sanmina’s obligations shall be limited to those Components and consumables directly involved in Sanmina’s manufacturing process (e.g. cleaning solvent, solder paste used in the Sanmina manufacturing process, etc.), and those parts added to the AVL by Sanmina (e.g. PCB, enclosure, packaging material, etc. sourced by Sanmina as part of any mutually agreed localization programs). Should additional services be required by Kornit regarding RoHS and other environmental requirements then Sanmina shall provide a proposal to provide such additional services to Kornit at Sanmina’s then current rates; and (iv) take appropriate due diligence and continuous monitoring of Sanmina’s supply chain, in accordance with its Conflict Mineral Policy, as are reasonably necessary to avoid procurement or use of raw metals sourced from regions of the world known as “conflict regions”, including, without limitation, conflict materials that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country, as such terms are defined in Section 1502 of the US Dodd-Frank Wall Street Reform and Consumer Protection Act. Sanmina further agrees to fully support Kornit’s efforts to keep its supply chain free from such conflict metals and make its due diligence measures available to Kornit for review upon request.

19.10	Subject to Sanmina’s record retention policy, upon Kornit’s written request, Sanmina shall provide Kornit with supporting documents which may be with respect to the manufacture of the Products during the term of the Agreement and the costs of retrieving, copying and forwarding such requested records to Kornit shall be at Kornit’s expense. Sanmina shall retain a copy of all such documents for a period of [***] unless otherwise agreed in writing.

19.11	SANMINA MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

20.	Intellectual Property Ownership and Licenses

20.1	As between the Parties, Kornit is and will remain the sole and exclusive owner of all title to and interest in the Kornit’s Intellectual Property Rights, Products, Kornit’s Confidential Information, Kornit Property, Specifications, software and all inventions, discoveries, designs, modifications, improvements, know how, derivative works, that are based on Kornit Property, Confidential Information, Specifications and software, and that are made, developed, conceived or reduced to practice by either Kornit or Sanmina, solely, jointly or on their behalf during the term of this Agreement (collectively referred to as “Inventions”). Kornit is and will remain the sole and exclusive owner of all title to and interest in the equipment and software provided by or on behalf of Kornit. Sanmina agrees not to remove or deface any portion of any legend provided on any software or documentation delivered to Sanmina under this Agreement. Sanmina hereby assigns any right it may have in the Invention to Kornit. Sanmina further agrees to do all things reasonably necessary to evidence and perfect Kornit’s interest therein, as reasonably requested by Kornit and at Kornit’s expense. In addition to the above, Sanmina will provide updated copies of all engineering drawings, specifications, design files, and any other design documents to Kornit on a quarterly basis. Sanmina represents and warrants that it shall not knowingly, directly or indirectly, through its affiliated companies, distributors, resellers or agents of any type or nature, use, implement, or disclose any of Kornit*s Inventions and Intellectual Property Rights to any third party unless Sanmina will obtain the proper license from Kornit.

20.2	Sanmina’s Background Property. Sanmina’s “Background Property” shall mean and include, without limitation, Sanmina’s know-how, design tools, methodologies, software, algorithms, or other means that may be used to (i) design, manufacture, assemble or test products, or (ii) design production means or the processes by which products are manufactured, assembled, or tested or any improvements or modifications thereto. Sanmina owns or has the right to use all of the Intellectual Property Rights in its Background Property. Kornit acknowledges and agrees that this Agreement shall not affect the ownership of, nor convey any licenses or rights under any of the Intellectual Property Rights in Sanmina’ Background Property, either expressly, impliedly or otherwise to Kornit or any other third party.

20.3	Third Party Technology; Essential IP. Kornit shall be responsible for obtaining any necessary license or other rights and for paying any royalties or license fees in connection with any third-party technology and any Intellectual Property Rights incorporated in the Product, and for providing adequate assurances to Sanmina, upon Sanmina’ request that Kornit has secured such rights or paid such royalties or fees.

20.4	Independent Work. This Agreement shall not affect the ownership of, nor convey any licenses to, any innovation, improvement, idea, method, technique or work of authorship, or any Intellectual Property Right therein, which is created during or subsequent to the term of this Agreement by a party outside the services provided under this Agreement without reference to, or other use of, the Confidential Information of the other party (an “Independent Work”).

20.5	Subject to the terms and conditions of this Agreement, Kornit grants Sanmina a nontransferable, nonexclusive, royalty-free, revocable license for the term of this Agreement, to use Kornit’s Intellectual Property Rights and Specifications solely for the purpose of manufacturing the Products and otherwise perform its obligations as expressly authorized hereunder. Subject to the terms and conditions of this Agreement, Kornit grants Sanmina a nontransferable, nonexclusive, royalty-free, revocable license to use the software provided by Kornit solely for the purpose of performing its obligations as expressly authorized hereunder. The software and accompanying documentation is licensed, not sold, and Sanmina acknowledges and agrees that any transaction documentation purporting to “sell” or “transfer” the software does not convey ownership of any intellectual property rights in such software or any copies thereof. Other than this license and except as otherwise specifically provided in this Agreement, Sanmina has no rights, expressed or implied, in Kornit’s Intellectual Property Rights, Products, Kornit Property and Specifications.

20.6	Except as otherwise specifically provided in this Agreement, each Party acknowledges and agrees that no licenses or rights under any of the Intellectual Property Rights of the other Party are given or intended to be given to such other Party.

20.7	Sanmina shall not be entitled for the Inventions to any monetary or other compensation over and above that set out expressly in this Agreement.

21.	Indemnification and Limitation of Liability

21.1	Indemnification by Kornit. Kornit is responsible for the design of the Products. Accordingly, Kornit will defend, indemnify and hold harmless Sanmina and its affiliates and all officers, directors, employees, agents, successors and assigns (each a “Sanmina Indemnitee”), from and against all claims, actions, losses, expenses, damages or other liabilities, (including reasonable attorneys’ fees and legal costs) (collectively, the “Damages”) arising out of or in connection with a third party claim or action, whether the claim is based upon contract, tort or any other legal theory (i) based upon personal injury or death or injury to property to the extent any of the foregoing is caused by a defective design of the Product, by the negligent or willful acts or omissions of Kornit or its officers, employees, subcontractors or agents, and/or (ii) alleging that any Product or portion of a Product violates the Intellectual Property Rights of any third party, except to the extent that infringement occurs as a result of use by Kornit of Sanmina’s manufacturing processes.

21.2	Indemnification by Sanmina. Sanmina shall, at all times defend, indemnify, hold harmless, and defend Kornit and its affiliates, its officers, directors, employees, agents, successors and assigns (each, a “Kornit Indemnitee”), from and against all Damages arising out of or in connection with a third party claim or action, whether the claim is based upon contract, tort or any other legal theory, (i) based upon personal injury or death or injury to property to the extent any of the foregoing is caused by a defective Product, by the negligent or willful acts or omissions of Sanmina or its officers, employees, subcontractors or agents, and/or (ii) alleging that a process, workmanship and manufacturing methods that Sanmina elects to use to manufacture, assemble or test the Products infringes any Intellectual Property Right of any third party; in each case provided however that Sanmina shall not have any obligation to indemnify any Kornit Indemnitees if such claim arises solely due to Sanmina adherence to the Product Specifications.

21.3	Conditions. A Party entitled to indemnification pursuant to this Section (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff. The Indemnitee shall provide the Indemnitor information, assistance and authority, at the Indemnitor’s expense, to enable the Indemnitor to defend the suit.

21.4	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE LESSER OF EITHER [***] ($[***]) OR [***] PERCENT ([***]%) OF [***] (THE “CAP”). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE CAP SHALL NOT APPLY TO LIMIT (i) KORNIT’S OBLIGATIONS HEREUNDER FOR TERMINATION/CANCELLATION PAYMENTS, (ii) THERE SHALL BE NO LIMITATIONS UNDER THIS SECTION ON A PARTY’S INDEMNIFICATION OBLIGATIONS FOR BREACH OF INTELLECTUAL PROPERTY CLAIMS, OR FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, (iii) DEATH OR BODY INJURY, AND/OR (V) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

22.	Non-Solicitation

Each of the Parties hereby agrees that during the term of this Agreement and for a period of twelve (12) months following termination of this Agreement it will not, except with the other Party’s prior written approval, solicit, induce, recruit, hire or encourage any employee or consultant of the counter Party to leave such position, or attempt to do any of the foregoing, either for themselves or for any other person or entity.

23.	Term

This Agreement will become effective on the Effective Date and will continue for a period of three (3) years (the “Initial Term”) unless terminated at an earlier date in accordance with the provisions herein set forth. This Agreement will automatically be renewed for additional twelve (12) months terms (each a “Renewal Term”), unless terminated by either Party upon one hundred and eighty (180) days written notice to the other Party prior to the end of the Initial Term or any Renewal Term thereafter.

24.	Termination

24.1	Either Party for cause may immediately terminate this Agreement by providing written notice to the other Party, upon the occurrence of any of the following events:

(a)	If the other party ceases to do business, or otherwise terminates its business operations and the foregoing is not cured within sixty (60) days from the date of the notice by the terminating Party, excluding any situation where all or substantially all of such other party’s assets, stock or business to which this Agreement relates are acquired by a third party (whether by sale, acquisition, merger, operation of law or otherwise) unless such third party is a competitor of the Party giving notice of termination; or

(b)	If the other becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, presents a petition or has a petition presented by a creditor for its winding up, or enters into any liquidation or call any meeting of its creditors, or admits in writing that it is unable to pay its debts as they mature, or if a receiver or examiner is appointed for a substantial part of its assets and the foregoing is not cured within sixty (60) days from the date of the notice by the terminating Party.

24.2	Either Party shall be entitled to terminate this Agreement by written notice to the other Party, if such Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) Days of written notice describing the breach.

24.3	Kornit may terminate this Agreement for convenience upon one hundred and eighty (180) Days written notice to Sanmina. Sanmina may terminate this Agreement for convenience upon three hundred sixty-five (365) Days written notice to Kornit.

25.	Effect of Termination

Upon expiration of termination of this Agreement for any reason the following provisions shall apply:

25.1	Sanmina will stop all work on outstanding Purchase Orders and incur no further direct costs. Kornit will have the option (solely in case of termination by Kornit for convenience) to request that Sanmina complete work in process pursuant to any Purchase Orders open on the date of termination and, in such case, Sanmina shall complete such work-in-process in accordance with the terms of the respective Purchase Order.

25.2	All outstanding Purchase Orders shall be deemed cancelled and Kornit shall purchase all affected Products and Inventories and shall pay Sanmina such amounts and costs as set forth in Section 11.2(b) above. In addition, Kornit shall be responsible for all Excess and Obsolete Inventories in accordance with the provisions of Sections 12,2 and 17 above. All payments under this Section shall be due in accordance with the payments terms set forth in Section 7.4 above. For the avoidance of doubt, it is hereby clarified that expiration or termination of this Agreement for any reason shall not affect the amounts due under this Agreement by either Party that exist as of the date of expiration or termination.

25.3	Each Party will return to the other, freight collect, all materials that contain the other’s Confidential Information, including all manufacturing files of Kornit and all copies thereof and all documents or things containing any portion of any Confidential Information, or if the other Party gives written instructions to do so, destroy all such materials and copies thereof and all documents or things containing any portion of any Confidential Information, and provide the other a written certificate of destruction within thirty (30) days after such destruction. The foregoing obligation to return or destroy the other Party’s Confidential Information shall not be applicable to any copies retained for the purpose of back up, disaster recovery or business continuity and, in such event, the protections under this Agreement shall continue in effect with respect to such retained copies for so long as such retained copies may exist.

25.4	Sanmina shall use commercially reasonable efforts to cancel without charge any outstanding purchase order with third party suppliers relating to this Agreement, unless otherwise requested by Kornit. Sanmina will advise Kornit if any affected third-party suppliers reject such a cancellation without charge.

25.5	Except as otherwise provided in this Agreement, neither Party shall be liable to the other Party hereto for damages, losses, indemnity, compensation or expenses of any kind or character whatsoever on account of the expiration or termination of this Agreement in accordance with the terms hereof, whether such damages, losses, costs or expenses arise from loss of prospective sales, or expenses incurred or investments made in connection with the establishment, development or maintenance of a Party’s business, creation of goodwill, markets and customers for the Products or any other reason whatsoever. Notwithstanding anything to the contrary contained herein, expiration or termination of the Agreement shall not affect any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof.

25.6	The obligations under sections 15, l8, l9, 20, 21, 22, 25, 28, 30, 33, 34, 35 and 36 will survive termination or expiration of the Agreement.

26.	[RESERVED]

27.	Relationship of Parties

Sanmina and its subcontractor(s) will be deemed to be independent contractors of Kornit, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between Sanmina and Kornit. Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and will be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers’ compensation and the like.

28.	Confidentiality

28.1	Definition. “Confidential Information” means: (i) the existence and terms of this Agreement except that the existence of this Agreement may be disclosed for purposes of enforcing the Agreement pursuant to Section 29 below; (ii) all information concerning the fees or costs for Products and Inventory; and (iii) all information, whether written or oral, and in any form (including, without limitation, engineering documents, research and development, manuals, reports, drawings, plans, flowcharts, software (in source or object code), program listings, data file printouts, printed circuit boards, processes, trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques, information regarding plans for research and development, component part listings and prices, product information, marketing and selling plans, business plans, new product plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of employees or consultants of the) relating to a Party’s business or technology which is disclosed by a Party either directly or indirectly to the other Party. In particular, but without limitation, the Specifications and the Product components delivered to Sanmina by Kornit will be the Confidential Information of Kornit and the information related to Sanmina’s manufacturing processes, intellectual property, and subcontractors will be the Confidential Information of Sanmina.

28.2	Non-disclosure and Non-use. Each Party hereto (the “Receiving Party”) agrees not to use any Confidential Information of the other Party (the “Disclosing Party”) for any purpose, other than to perform its obligations hereunder, or disclose any Confidential Information of the other Party to any third party for any purpose. Each Party hereto shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of the Confidential Information of the other party as such Party employs with respect to its own Confidential Information of like importance. Without limitation of the foregoing, each Party agrees during the term of this Agreement and thereafter to hold such Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, except as otherwise expressly authorized by this Agreement, and not to allow any unauthorized person access to such Confidential Information, either before or for a period of three (3) years after termination or expiration of this Agreement, without the prior written consent of the Disclosing Party. Each Party will limit the disclosure of the Confidential Information to employees with a need to know who: (i) have been advised of the confidential nature thereof and (ii) are parties to written agreements no less restrictive than this Section 28 as to the non-disclosure and nonuse of such Confidential Information.

28.3	Exceptions. Notwithstanding anything in this Agreement to the contrary, Confidential Information need not be treated as such if it is or has become:

(a)	published or otherwise available to the public other than by a breach of this Agreement;

(b)	rightfully received by the Receiving Party from a third party without confidential limitation;

(c)	approved in writing for public release by the Disclosing Party;

(d)	known to the Receiving Party prior to its first receipt of such Confidential Information from the Disclosing Party, as properly documented by the Receiving Party’s files; or

(e)	independently developed by the Receiving Party without use of or reference to such Confidential Information, as properly documented by the Receiving Party’s files,

28.4	Notwithstanding anything to the contrary herein, Receiving Party is free to make (and this Agreement does not restrict) disclosure of any Confidential Information to the extent legally required under mandatory applicable law in a judicial, legislative or administrative investigation or proceeding or otherwise; provided, however, that, to the extent permitted by law, Receiving Party provides to Disclosing Party prior written notice of the intended disclosure and permits Disclosing Party to intervene therein to protect its interests in the Confidential Information. In addition and notwithstanding anything in this Agreement to the contrary, Receiving Party may make any public disclosure to the extent legally required under the mandatory requirements of The NASDAQ Stock Market, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other securities legislation (including any applicable stock exchange rules).

28.5	Return of Confidential Information. Upon the termination or the expiration of this Agreement, each Party shall: (i) return to the other Party or destroy, as requested by the Disclosing Party, the original and all copies of any Confidential Information of the Disclosing Party and any summaries or analyses thereof or studies or notes thereon in the Receiving Party’s possession or control, with the exception of any copies required to be retained for back up, disaster recovery or business continuity and, in such event, such retained copies shall remain subject to the obligations and protections under this Section 28 for so long as such retained copies may exist; and (ii) at the Disclosing Party’s request, have one of the officers of the Receiving Party certify in writing that: (x) it shall not make any further use of such Confidential Information of the Disclosing Party; (y) it shall comply with the terms of this Section 28.5 regarding prohibited use of Confidential Information of the Disclosing Party; and (z) it has fully complied with the provisions of this Section 28.

28.6	Remedies. The Parties recognize and acknowledge that Confidential Information may have competitive value and be of a confidential nature and that irreparable damage might result to the Disclosing Party if such Confidential Information were improperly disclosed by a Receiving Party to a third party. Each Party agrees that monetary damages may be inadequate to compensate the other for breach of any provision of this Section 28, that any such breach or threatened breach may cause irreparable injury, and that, in addition to any other remedies available at law or in equity, the injured Party will be entitled to seek injunctive relief against the threatened breach or the continuation of any such breach.

28.7	Survival. The obligations of confidentiality and limitations of use, disclosure, and access set forth herein shall survive the termination of this Agreement for a period of three (3) years from the date of such termination.

29.	Force Maieurc

Neither Party will be liable or be deemed to be in default of this Agreement for delay in performance or nonperformance of any of obligations hereunder, in whole or in part (other than a payment obligation), if such performance is rendered impracticable by the occurrence of any contingency or condition beyond the control of non-performing Party, including without limitation war, sabotage, terrorism, embargo, riot or other civil commotion, failure or delay in transportation, labor dispute or strike (whether or not involving the non-performing Party’s employees), accident, acts of God, fire, explosion, flood, earthquake, or other casualty, shortage of labor, fuel, energy, raw materials, supply of components from any source, or machinery or technical failure. If a Party is not able to perform due to such force majeure event within ninety (90) days after such event, the other Party may terminate this Agreement.

30.	Governing Law; Disputes Resolutions

The laws of the State of Israel will govern this Agreement, excluding any conflicts of laws principles. The Parties hereby consent to the personal and exclusive jurisdiction and venue of the applicable courts of Tel Aviv. The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement.

31.	Subcontractors

Except to the subcontractors listed on Exhibit E hereto or as otherwise expressly set forth in this Agreement, Sanmina shall not without the express prior written consent of Kornit engage any third party subcontractor or agent to perform any part of its obligations under this Agreement or for the manufacturing of the whole or part of any Product. To the extent that Sanmina is permitted by Kornit to subcontract Sanmina shall: (i) only subcontract to a subcontractor that first agrees in writing to be bound by confidentiality obligations that are at least as restrictive as those set forth herein with respect to Confidential Information; and (ii) remain liable and responsible for any act or omission of a subcontractor that would constitute a breach of this Agreement if said act or omission were performed by Sanmina.

32.	Assignability

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, not to be unreasonably withheld. Notwithstanding the aforementioned, each Party may assign this Agreement to any of its Affiliates or to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that the respective assignee agrees to be bound by all terms and conditions of this Agreement and further provided that such assignee is not a direct competitor of the other Party. “Affiliates” shall mean, with respect to any Party, any corporation, partnership, joint venture or other legal entity that a Party to this Agreement controls, is controlled by, or is under common control with, where “control” means the ownership of more than fifty percent (50%) of the voting equity in such entity or otherwise the ability to direct the management of such entity.

33.	Notice

All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) the first Business Day after being sent by facsimile or email, evidenced by electronic confirmation; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) Business Days after deposit with a commercial overnight carrier. All communications shall be sent to the addresses set forth above or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section.

If to Kornit:

Kornit Digital Ltd.

12 Ha’Amal St. Rosh Ha’Ayin Israel

Attn: General Counsel and CFO Phone:

039085801 Fax: 039080280 Email:

legal@Kornit.com

If to SANMINA:

Sanmina-SCI Israel Medical Systems Ltd.

5 Haroshet St.

Ma’alot Tarshiha Israel

Attnn: Oren Naveh, Business Unit Manager

oren.naveh@sanmina.com

With a copy to:

SANMINA Corporation 2700 N. First Street San Jose, California 95134 Attn: EVP. Sales Phone: (408) 964-3500 Fax: (408) 964-3636	SANMINA Corporation 2700 N. First Street San Jose, California 95134 Attn: Legal Department Phone: (408)964-3500 Fax: (408) 964-3636

34.	No Waiver

No waiver of any term or condition of this Agreement will be valid or binding on either Party unless the same will have been mutually assented to in writing by an officer of both Parties. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

35.	Severability

In the event that any provision of this Agreement is found to be entirely or partially invalid, illegal, or unenforceable, the validity, legality, and enforceability of any of the remaining provisions will not in any way be affected or impaired and a valid, legal, and enforceable provision of similar intent and economic impact will be substituted therefore.

36.	Entire Agreement

This Agreement consists of the terms and conditions stated above, including the Exhibits, is the entire Agreement between the Parties. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Parties relating to the subject matter of this Agreement and all past dealing or industry custom. Any term, condition or other provision in any Purchase Order, quotation, confirmation, document, or other oral or written communication that is in any way inconsistent or in conflict with or in addition to Agreement will be void and is hereby expressly rejected by Kornit and Sanmina, unless agreed upon in writing and signed for and on behalf of both Parties. In the event of any conflict between this Agreement and any other exhibit thereto, this Agreement shall control.

37.	Insurance.

37.1	Without derogating from Sanmina’s liability pursuant to this Agreement and/or in accordance to any applicable law, Sanmina undertakes to procure and maintain, at its expense, with a duly authorized and reputable insurance Company having an S&P and/or A.M. Best rating of not less than A-, or equivalent, throughout the entire period of application of this Agreement, and regarding policies that are “claims made” for a period during which Sanmina is held liable (whether by law or under this Agreement), all the necessary and customary insurances, including but without derogating from the above insurances as set out in the form of certificate of insurance attached as Exhibit F constituting an integral part of this Agreement (hereinafter: the “Certificate of Insurance”), and as set out below (hereinafter: “Sanmina’s insurances”):

(a)	All Risks Heavy Equipment Insurance for heavy equipment used by Sanmina and/or any one on its behalf in connection with the Agreement.

(b)	Compulsory Insurance, Liability Insurance as a result of Use of Vehicles and Motor Comprehensive Insurance as required by law for bodily injury as a result of use of a vehicle that Sanmina and/or any one on its behalf owns or uses in connection with the Agreement.

(c)	The Insurances stated in section (a) and (b) above shall include a waiver of the right of subrogation against Kornit and/or its subsidiaries, parent Companies, affiliated Companies and/or anyone on their behalf and shall name Kornit and/or its subsidiaries, parent Companies, affiliated Companies and/or anyone on their behalf and/or acting in their name as additional Insureds.

37.2	Sanmina alone is responsible for payment of the premiums and the deductibles stated in Sanmina’s insurances.

37.3	If any of Sanmina’s insurances are on claims-made basis, the policies shall apply retroactively from the date of commencement of the Agreement, even if this date is prior to the inception date of the policy. The policies shall be subject to an Extended Discovery Period of damages and claims for an additional period of [***], following the expiry date of the Policy.

37.4	Determination of the limits of liability as detailed above and/or in the Insurance Certificate is construed to be a minimum requirement imposed upon Sanmina, which does not derogate from its liability according to this Agreement and/or any applicable law.

37.5	Sanmina may obtain and maintain any supplementary and/or additional insurance policies at its own expense. Any such additional and/or supplementary insurance cover as aforementioned, shall include a waiver of the right of subrogation against Kornit and/or its subsidiaries, parent Companies, affiliated Companies and/or anyone on their behalf. Any supplementary and/or additional Liability Insurance shall be extended to indemnify Kornit and/or any of the abovementioned parties for their liability for acts and/or omissions of Sanmina and/or anyone on its behalf, subject to a cross liability clause.

37.6	Sanmina shall deliver to Kornit, not later than 15 days before the commencement date of this Agreement, the Insurance Certificate attached as Annex X to this Agreement, duly signed by its Insurer. Prior to the expiry date of the Sanmina’s Insurances, Sanmina shall deliver the duly signed Insurance Certificate in respect of the updated Insurance period, and continue to do so for the duration of the entire Agreement period (and for any additional period as mentioned in clause 37.1 above). Kornit shall be entitled to prevent Sanmina from continuing to provide the Services and/or perform the Orders in the event that the aforesaid certificate is not issued on time. It is agreed that Sanmina shall be estopped from making any claim against Kornit and/or its subsidiaries, parent Companies, affiliated Companies and/or anyone on their behalf due to not being able to commence and/or continue provision of the Services and/or performance of the Orders prior to issue of the certificate, as aforesaid

37.7	Sanmina shall not have any allegation and/or demand and/or claim against Kornit and/or its subsidiaries, parent Companies, affiliated Companies and/or anyone on their behalf, in respect of any damage to any property (including but not limited to the Product and/or the buildings used for manufacturing of the Product) owned and/or in the responsibility of and/or used by Sanmina and/or any one on its behalf or acting in its name including Consequential Loss. The foregoing shall not apply in favor of any person who caused the damage maliciously.

37.8	Without derogating from Sanmina’s liability pursuant to this Agreement and/or in accordance to any applicable law, Sanmina undertakes that when entering into any agreement with subcontractors as part of and/or in connection with the Agreement, Sanmina shall be responsible to include a clause in the contractual agreements according to which the subcontractors undertake to arrange and maintain the same insurance policies that Sanmina is obligated to effect and maintain according to this Agreement, with all of the conditions as detailed in this Agreement including Exhibit F and this for the entire Agreement period with Sanmina or for any additional period as defined in section 37.1.

37.9	Sanmina undertakes to give notice, to Kornit promptly, in writing, of the occurrence of any event and/or damage and/or loss.

38.	Use of Sanmina or Kornit Name is Prohibited

Neither Party may use the other Party’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement (other than to the extent legally required under the mandatory requirements of The NASDAQ Stock Market, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other securities legislation (including any applicable stock exchange rules) without the prior express written consent of the other Party.

39.	Counterparts and Exchange of Signatures

This Agreement may be executed in counterparts. The Parties agree that electronically transmitted and reproduced signatures (including faxed pages, scanned copies of signatures and email acknowledgements) constitute acceptable exchange of authentic consent to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year, first above written.

Kornit Digital Technologies Ltd.:		Sanmina-SCI Israel Medical Systems Ltd.

Signed:	/s/ Guy Avidan	Signed:

Print Name: Guy Avidan		Print Name:

Title: CFO		Title:

Signed:	/s/ Ilan Givon	Signed:	/s/ Nir Marko

Print Name: Ilan Givon		Print Name: Nir Marko

Title: VP		Title: VP

Operation		Business Development

EXHIBIT A

Reserved

EXHIBIT B

CONSIGNED TOOLING AND EQUIPMENT

EXHIBIT C1 - QUALITY AGREEMENT

kornit’s Supplier
Quality Requirements

EXHIBIT C2 - SAFETY AGREEMENT

1.	General

Sanmina-SCI Israel Medical Systems Ltd. (the “Contractor”)

Kornit Digital Technologies Ltd. (“Kornit”)

Contractor shall hold all approvals and licenses required by law, including business approval which will include approval from the fire department and the Israeli Ministiy of Environmental Protection and the Safety Administration at the Ministry of Labor, Social Affairs and Social Services.

2.	Safety

2.1	Contractor represents and warrants that it is familiar with all safety and environmental requirements applicable to it according to law which are relevant for the conduct of his services and that it will abide by such requirements. The Contractor also represents and warrants that it is familiar with Kornit’s safety requirements and that it will abide by them. The Contractor undertakes to conduct its seivices in strict compliance with all applicable safety and environmental requirement and shall make sure its employees abide by such requirements as well. Kornit shall not be required to supervise the Contractor’s or its employees’ compliance with such requirements.

2.2	The Contractor take, at its expense, all safety measurements which are required by law, such as: fencing, signs, guard, safety accessories, lightning, etc. The Contractor shall be responsible for all damages caused due to any breach of safety requirements required by law and/or safety rudiments provided by Kornit.

2.3	In the event that the Contractor shall conduct some of its sendees at Kornit’s premises, the Contractor shall ensure that such services will not interfere with other work which is being conducted by Kornit or its contractors and shall not disrupt such work. The Contractor shall ensure that its personnel shall keep all of Kornit’s safety procedures at such premises and that they shall pass all necessary safety training required by Kornit.

2.4	Each person employed by the Contractor shall be required to read and sign a safety training form with respect to the specific product he/she is supposed to assemble, which will be provided by Kornit, and provide Kornit with such signed approval.

3.	Work Accident

3.1	The Contractor shall immediately report Kornit of any work accident occurred during the provision of its services to Kornit.

3.2	The Contractor shall be responsible for any and all damages caused to its employees or service providers due to a work accident.

3.3	Any recess in the work due to a work accident shall not derogate from Contractor’s obligation to provide the services, in accordance with the agreed upon time schedule.

EXHIBIT D - PRODUCT SPECIFICATIONS

Add

EXHIBIT E – AUTHORIZED SUBCONTRACTORS

None.

EXHIBIT F - CERTIFICATE OF INSURANCE

Date:

To:

Kornit Digital Ltd. and/or its Parent Companies and/or its subsidiaries and/or affiliated companies 12 Ha’Amal St., Afek Park, Rosh-Ha’Ayin 4809246, Israel (Hereinafter jointly and severally: “Kornit”)

RE: SANMINA’s Insurance Certificate

We hereby confirm that we have arranged the insurance policies detailed hereunder in the name of ________________ Ltd, (hereinafter: “SANMINA”) in connection with manufacturing of digital printers known as “Avalanche 1000R” and “Storm Hexa” or any other product and/or associated services in connection to the agreement between Kornit and SANMINA (hereinafter: “the Services” and “the Product”) for the period commencing on __________________ and expiring on ________ ________ ________ ____________________________________________

(hereinafter: “Period of Insurance”):

1.	Property insurance - “Ail Risks”/“Fire Extended” Insurance for any property (including but not limited to the Product and/or buildings used for development, production, and manufacturing of the Product) and/or equipment owned and/or that is in the possession of and/or under the responsibility and/or custody and/or care and/or control of SANMINA and/or that is in use in connection to the Agreement, to its full value and at full reinstatement value against all customary risks covered by an “All risks”/“Fire Extended” Policy, including but not limited to: fire, smoke, lightning, explosion, earthquake, storm, tempest, water damage and burst pipes, impact, injury from a vehicle, injury from aircraft, strikes, disturbances, malicious damage, burglary. Kornit is named as the sole beneficiary in respect of any indemnification for any loss and/or damage to any and all of its properly including the product. Any Indemnifications shall be paid to Kornit and/or to any party which Kornit shall order in writing.

2.	Employers’ Liability Insurance - covering SANMINA’s legal liability towards all individuals employed by it respect of death and/or bodily injury and/or mental illness to any employee as a consequence of an accident or illness during and/or due to the provision of the Services, with a limit of liability of $[***] per injured party, per occurrence and in the aggregate period of insurance. The insurance is not subject to any restriction regarding work hours, work at heights or depths, contractors, subcontractors and their employees, the employment of youth. The insurance is extended to include Kornit and/or its employees and/or managers as additional insureds in the event that they are construed to be the employer of any of the SANMINA’s employees.

3.	Third Party Liability Insurance - covering SANMINA’s legal liability in respect of injury and/or loss and/or damage caused to the body and/or property of any individual and/or any entity including Kornit and/or any party acting on its behalf, in connection with and/or in the framework of the provision of the Services, with a limit of liability of $[***] per occurrence and in the aggregate period of insurance. The insurance is not subject to any restriction in respect of liability arising from fire, panic, explosion, lifting installation, loading and unloading, poisoning, any harmful material in food or beverages, riots and strikes, liability in respect of and towards contractors, subcontractors and their employees as well as claims by the National Insurance Institute. Kornit’s property shall be considered as third party. The insurance is extended to include Korn it and/or its employees and/or managers as additional insureds in respect of their liability for errors and/or omissions of SANMINA and/or anyone acting on its behalf, subject to a cross liability clause.

4.	Professional Indemnity Insurance - covering SANMINA’s legal liability in respect of a professional error and/or omission and or breach of professional duty and/or error whose origin is in negligence, error, fault or omission of SANMINA and/or any party acting on its behalf and/or for it and/or as its delegate, which occurs during and/or due to and/or in the course of and/or in the framework of the provision of the Services, with a limit of liability of $[***] per occurrence and in the aggregate period of insurance. The insurance as aforementioned is extended to include Kornit and/or its employees and/or managers as additional insureds, in respect of their liability for errors and/or omissions of SANMINA and/or anyone on its behalf and/or in its name, subject to a cross liability clause. The insurance is free of any exclusion or limitation regarding: loss of documents, loss of use, delay and/or postponement in the performance of the Services, planning and supervision, violation of intellectual property rights, violation of the Duty of Confidentiality, libel and slander, financial/consequential loss. The insurance is extended to cover the liability of SANMINA in respect of dishonesty of employees and breach of authority.

5.	Products Liability Insurance - covering SANMINA’s legal liability in respect of bodily injury and/or property damage due to and/or in connection to a product manufactured, installed, assembled, marketed, packed, labeled, supplied or handled in any other way by SANMINA and/or anyone on its behalf including the Product (hereinafter: “The Products”) with a limit of liability of $[***] per claim and in the aggregate for the period of insurance. The insurance will be extended to cover products recall in the sum of $[***]. The insurance as aforementioned is extended to include Kornit and/or its employees and/or managers as additional insureds, in respect of their liability in connection to the product, subject to a cross liability clause

General conditions:

(a)	The insurance policies specified above in sections 4 and 5, shall be applicable retroactively from the date on which SANMINA commences providing any services in connection with the Agreement, even if such activity commenced before the Agreement was signed, but not before_____________ . In the event that any of the said insurance policies is cancelled or is not renewed, it is agreed that the policies include an extended discovery period of 12 months after the date of expiry of the insurance periods.

(b)	All insurance Policies above contain an explicit clause in pursuance of which we waive the right of subrogation against Kornit and/or anyone acting on its behalf. Such waiver shall not apply in favor of any person who caused the damage maliciously.

(c)	SANMINA alone is responsible for payment of the premiums and the deductibles stated in the insurance policies detailed above.

(d)	The aforementioned insurance policies contain an express clause according to which these insurance policies are primary to any other insurance arranged by Kornit and/or any party acting on its behalf and that we waive any demand and/or allegation regarding contribution by the insurance policies of Kornit and/or any party acting on its behalf.

(e)	We hereby confirm that noncompliance with the duties imposed upon the insured in good faith in the aforementioned insurance policies, and/or a breach of any of the policy terms and/or conditions shall not prejudice the rights of Kornit to receive indemnity.

(f)	SANMINA’s insurance policies include a worldwide territorial limits and jurisdiction cover (including U.S.A and Canada).

(g)	It is hereby expressly agreed that the wordings of SANMINA’s insurance policies, other than the Professional liability Insurance, will not be inferior to the policy wordings known as BIT subject to the alterations detailed above (The policies shall not include any exclusion in respect of Insured’s conduct deviating from a reasonable Insured’s conduct, including gross negligence and/or recklessness and/or carelessness and/or breach of duty of care).

Subject to the original policies’ conditions and exclusions, insofar as they have not been altered expressly by that stated in this certificate.

Yours sincerely

Insurer’s signature and stamp	Name and position of signatory

EXHIBIT G - SANMINA MATERIAL ORDERING POLICIES

A. Initial Forecast. Customer shall provide Sanmina with an initial sixty (60) day firm purchase order (“Order”) and forecast for Product requirements (in monthly buckets) for an additional six (6) months (“Forecast”). The Order - and all subsequent Orders - shall be binding and may be rescheduled only in accordance with Section D, below. Sanmina shall make purchase commitments based on their quoted lead times, “Just In Time” and “Late as Possible” best practices (including purchase commitments for Long Lead-time Components) to its Component suppliers (“Vendors”) based upon the Order and Forecast, and Customer shall be responsible for all such Components purchased in support of Customer’s then-current Forecast. For all other purposes, however, the Forecast shall be non-binding.

B. Subsequent Forecasts. On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Order, a new Forecast month shall be added, and a new firm Order issued, so that a rolling Order of sixty (60) days is always maintained.

C. Material Requirement Planning Process.

1. Sanmina shall take the Order and Forecast and generate a Master Production Schedule (“MPS”) for a twelve-month period in accordance with the process described in this Section. The MPS shall define the master plan on which Sanmina shall base its procurement, internal capacity projections and commitments. Sanmina shall use Customer’s Order to generate the first two (60) days of the MPS and shall use Customer’s Forecast to generate the subsequent six (6) months of the MPS.

2. Sanmina shall process the MPS through industry-standard software that will break down Customer’s Product requirements into Component requirements, When no Product testing (in-circuit or functional testing) is required by Customer, Sanmina will use commercially reasonable efforts to schedule delivery of all Components to Sanmina eleven working days before the Products are scheduled to ship to Customer; in the event Product testing is required, Sanmina will use commercially reasonable efforts to schedule delivery of all Components to Sanmina sixteen working days before the Products are scheduled to ship to Customer.

3. Sanmina will release purchase orders to Vendors prior to the anticipated date that the Components are needed by Sanmina. The date on which these orders are released will depend on the lead time determined between the Vendor and Sanmina and Sanmina’s manufacturing or materials planning systems.

4. A list of all Components with lead times greater than ninety days (“Long Lead-time Components”) shall be provided. Sanmina shall update the list of Long Lead-time Components every quarter and present an updated list of Long Lead-time Components to Customer at the time Sanmina presents the Customer with the E&O List described in Section E, below. Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B. It is Sanmina’s responsibility to update Kornit with any extended lead time or changes in the standard lead time of BOM components.

5. Customer acknowledges that Sanmina will order Components in quantities sufficient to support up to six months of Customer’s Forecast, based on quoted lead time and late as possible best known method. In determining the quantity of Components to order, Sanmina divides the Components into three classes, “Class A,” “Class B” and “Class C.” Class A Components are comprised of the approximately [***] ([***]%) of Components constituting approximately [***] ([***]%) of the Product’s total Component cost. Class C Components are comprised of the approximately [***] ([***]%) of Components constituting approximately [***] ([***]%) of the Product Cost. Class B Components are comprised of the remaining [***] ([***]%) of Components constituting approximately [***] ([***]%) of the Products cost. Sanmina will place orders with its Vendors for approximately [***] worth of Class A Components, [***] worth of Class B Components and [***] worth of Class C Components.

A summary of Sanmina’s purchase commitments is set forth in the table below.

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	[***]	[***]	[***]
B	[***]	[***]	[***]
C	[***]	[***]	[***]

6. Customer acknowledges that Sanmina will be required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor. In addition, Customer acknowledges that there is a lag time between any Customer cancellation and the cancellation of the Components required to support production.

D. Reschedules. Customer may reschedule all or part of a scheduled delivery [***] per [***] for a period not to exceed [***] in accordance with the table below. At the end of this [***] period, Customer shall either accept delivery of rescheduled finished units and/or pay the Sanmina’s Delivered Cost (as defined in Section E below) associated with rescheduled units not yet built.

Days Before P.O. Delivery Date	Percentage Reschedule Allowance
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Sanmina shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm Order periods.

E. Excess and Obsolete Inventory.

(i) Definitions:

a. “Delivered Cost” shall mean SANMINA’s quoted cost of Components as stated on the bill of materials, plus a materials margin equal to [***] ([***]%).

b. “Excess Components” means the Components that SANMINA has on hand, which have been ordered, manufactured, or acquired based on CUSTOMER’S then-current Forecast or Orders, but for which CUSTOMER has no demand in the [***] period following the end of each calendar quarter.

c. “Obsolete Components” means: the quantity of Components that SANMINA has on hand, which have been ordered, manufactured, or acquired based on CUSTOMER’S then-current Forecast or Order, but which SANMINA no longer requires as a result of (i) CUSTOMER’S announcement or notification that the Product into which such Component is incorporated has reached its end of life, (ii) a change in the specification the Product into which the Component is incorporated as a result of an Engineering Change Notice or otherwise; or (iii) Section E (vii) below.

(ii) Within five (5) business days after receiving CUSTOMER’S first Forecast or Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of SANMINA’s calendar quarters), SANMINA shall advise CUSTOMER in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, SANMINA’s failure to timely provide the Excess List to CUSTOMER shall not affect CUSTOMER’S obligations hereunder.

(iii) Within [***] of receiving SANMINA’s Excess List, CUSTOMER shall advise SANMINA of any Component on the Excess List that it believes is not excess, and the parties shall work together in good faith to resolve any outstanding issues.

(iv) Within [***] of CUSTOMER’S issuance of its response to the Excess List, CUSTOMER and SANMINA will agree on the disposition of the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.

(v) Within [***] of the parties’ agreement on the Mutually Agreed Excess, CUSTOMER will pay SANMINA the amount equal to the Mutually Agreed Excess. SANMINA will credit these funds to the CUSTOMER’S “Offset Inventory Reserve Account” which has been established as a “contra-asset” to CUSTOMER’S obligations under this Section E.

(vi) The parties shall use the processes set forth in Sections (i) through (v) above at the end of each calendar quarter to determine the “new” Mutually Agreed Excess for the end of each subsequent calendar quarter. The parties will then compare the prior quarter’s Offset Inventory Reserve Account with the “new” Mutually Agreed Excess amount. If the new Mutually Agreed Excess is greater than the Offset Inventory Reserve Account, then CUSTOMER shall, within [***], pay the difference to SANMINA, who shall credit the funds to the Offset Reserve Account. If the new Mutually Agreed Excess is less than the Offset Inventory Reserve Account, then SANMINA shall, within ten (10) business days, refund the difference to CUSTOMER.

(vii) Excess Components shall be kept in the Offset Inventory Reserve Account for a maximum period of [***], at which time such Excess Components will be deemed to be Obsolete Components, and handled in accordance with Section (viii) below.

(viii) To the extent that any of the amount in the CUSTOMER’S Offset Inventory Reserve Account relates to any Obsolete Component (e.g., the Obsolete Component was formerly included in the Excess List, and CUSTOMER included that Component in its funding of the Offset Inventory Reserve Account), SANMINA shall debit the Offset Inventory Reserve Account in the amount of the Delivered Cost of such Component. In the event the CUSTOMER’S Offset Inventory Reserve Account does not include funding for any Obsolete Component (e.g., the Component was recently rendered obsolete as a result of a design change), SANMINA shall invoice CUSTOMER for the Delivered Cost of the Obsolete Component, CUSTOMER shall pay SANMINA’s invoice within [***] business days after the date of invoice. SANMINA will ship or dispose of the Obsolete Component in accordance with the CUSTOMER’S instructions.

F. Customer Component Liability.

Customer acknowledges that it shall be financially liable for all Components ordered in accordance with these Policies. Specifically, Customer’s Component liability shall be equal to Sanmina’s Delivered Cost of all Components ordered in support of any Order or Forecast, including any Excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At Customer’s request, Sanmina shall use commercially reasonable efforts to minimize Customer’s Component liability by attempting to return Components to the Vendor; provided, however, that Sanmina shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than [***]. Customer guarantees the obligations of each of its subsidiaries or affiliates that places Orders or Forecasts pursuant to this Agreement, and agrees to be jointly liable for all such obligations.